UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2017 (August 1, 2017)

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2017, the Board of Directors (the “Board”) of Resolute Energy Corporation (the “Company”) appointed (i) Tod C. Benton as a Class II director of the Company and (ii) Janet W. Pasque as a Class III director of the Company.

Tod Benton served as a Vice Chair for the Energy Group of BMO Capital Markets in the U.S. from February 2014 through July 2017.  As a Vice Chair, Mr. Benton served primarily as a senior relationship contact for key relationships.  Mr. Benton retired from BMO Capital Markets effective July 31, 2017.  From February 2007 through January 2014, Mr. Benton was the Head of Energy Investment Banking in the U.S. for BMO Capital Markets.  Mr. Benton managed the Energy Investment Banking team with coverage of approximately 100 energy clients.  During that time, Mr. Benton was involved in numerous M&A, A&D, equity and debt capital markets transactions.  From July 2004 through January 2007, Mr. Benton was the Head of Corporate Banking for Energy, Utilities and Chemicals at Deutsche Bank.  As Head of the group, Mr. Benton managed a team of corporate bankers with a focus on the energy sector.  Mr. Benton was a Managing Director at JP Morgan and predecessor companies from November 1987 through July 2004.  During that time, Mr. Benton worked predominately with oil and gas companies as an advisor and capital raising partner.  As a senior member of the leveraged finance group, Mr. Benton was involved in acquisition finance and general capital-raising for small to large cap energy companies.  Mr. Benton holds a B.S. in Civil Engineering from Youngstown State University and an M.B.A. in Finance from the University of Houston.

Janet Pasque has been involved in various consulting activities related to the energy industry since January 2011.  From the Company’s inception in 2004 to December 2010, Ms. Pasque was an officer of Resolute and its predecessor entities in charge of the land and business development functions.  From 2003 until the founding of the Resolute’s predecessor entity in 2004, Ms. Pasque served as a land consultant to multiple oil and gas companies.  From 1993 until the acquisition of the company in 2001, Ms. Pasque was a Vice President of HS Resources where she had responsibility for the land department and joint responsibility for the company’s exploration activities.  Following the acquisition of HS Resources by Kerr-McGee in 2001 until 2003, Ms. Pasque managed the land functions at Kerr-McGee Rocky Mountain Corp.  From 1989 until joining HS Resources in 1993, Ms. Pasque was a consultant to a privately funded drilling venture focused on exploration in the Rocky Mountain region.  Ms. Pasque also worked for Champlin Petroleum Company from 1982 to 1989 and for Texaco Inc. from 1980 until 1982, focused on land acquisitions and drilling agreements in California, Alaska and the Rocky Mountain region.  Ms. Pasque received a B.S. in Business Administration with a concentration in Finance and Real Estate from Colorado State University.

In conjunction with their appointments to the Board, Mr. Benton has been designated to serve on the Audit Committee and the Compensation Committee and Ms. Pasque has been designated to serve on the Compensation Committee and the Corporate Governance / Nominating Committee.

There is no arrangement or understanding (i) between Mr. Benton and any other person pursuant to which he was selected to serve as a director or (ii) between Ms. Pasque and any other person pursuant to which she was selected to serve as a director. Additionally, there are no transactions involving the Company and either Mr. Benton or Ms. Pasque that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Benton and Ms. Pasque will receive pro rated equity and cash compensation for 2017 in accordance with the Company’s standard director compensation arrangements as described in its Proxy Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2017	RESOLUTE ENERGY CORPORATION

	By:	/s/ James M. Piccone
James M. Piccone
President